Exhibit 10.2
****Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is entered into as of February 15, 2007, by and between SiS Holding Limited, a company organized under the laws of the Cayman Islands (“Buyer”), ESS Technology, Inc., a California corporation (“US Seller”) and ESS Technology International, Inc., a Cayman corporation (“Cayman Seller,” and collectively with US Seller, “Seller”).
AGREEMENT
     In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:
1. Definitions.
     1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by, or under common control with such Person. For these purposes, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of the subject entity, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of the subject entity, or in the event such entity resides in a country where such level of ownership is not permitted, the maximum percentage ownership therein allowed.
          (b) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement and the SiS-US Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in (i) any acquisition, purchase or transfer, direct or indirect, of the Assets to be transferred and sold hereunder or of the tangible assets of Seller or the Transferred Employees to be transferred pursuant to the SiS-US Agreement, and (ii) any transaction, including without limitation, a merger, consolidation, share exchange, business combination, sale of substantially all assets of Seller, or tender offer, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or the SiS-US Agreement or dilute materially the benefits to Buyer or SiS-US of the transactions contemplated hereby or by the SiS-US Agreement.
          (c) “Assigned Technology” means the Owned Technology related exclusively to the Business existing as of the Closing Date and/or otherwise described in Schedule 1.1(c) hereto, which schedule indicates what part of the Assigned Technology is subject to the License Back in Section 7 herein below, and what part of the Assigned Technology is not subject to the License Back.

          (d) “Assigned Technology Modification” means any modification or enhancement to the Assigned Technology that is developed by Seller for a period of 6 months following the Effective Date.
          (e) “Base Technology” means all Owned Technology which is not itself Assigned Technology (because it is or may be embodied or incorporated in or is necessary or useful to design, develop, modify, enhance, manufacture, implement or otherwise exploit one or more Seller Products being retained by Seller), but which Owned Technology is necessary or useful to design, develop, modify, enhance, manufacture, implement or otherwise exploit the Assigned Technology for the Business or is embodied or incorporated in any design, configuration or combination which is part of or used in connection with the Assigned Technology for the Business. Base Technology includes, but is not limited to, the “Sublicensable Base Technology” listed on Schedule 1.1(e)(i) hereto, the “Royalty-Bearing Base Technology” listed on Schedule 1.1(e)(ii) hereto, the “Referenceable Base Technology” listed on Schedule 1.1(e)(iii) hereto, and any Assigned Technology Modification(s) and any Base Technology Modification(s).
          (f) “Base Technology Modification” means any modification or enhancement to the Base Technology that is developed by Seller within twelve (12) months following the Closing Date.
          (g) “Business” means the business of designing, developing, modifying and enhancing, manufacturing, having manufactured, marketing and distributing Products that are designed to: (i) support all current or future video and/or audio formats for play-back from optical or other media (except for applications in the Restricted Field of Use); or (ii) principally control blue-laser based optical drives, but which may also support red-laser based optical drives as a matter of backward compatibility, and all derivatives thereof, as well as Products designed to support any successor formats or standards, and the provision of services relating thereto.
          (h) “Buyer Products” means any Products designed, developed, modified, enhanced, manufactured, marketed and distributed by or on behalf of Buyer or an Affiliate that are primarily used in the Business, including all successor products and new versions thereof for use in the Business, and includes the provision of services related to such Products.
          (i) “Closing” means the consummation of the transactions contemplated hereby and “Closing Date” means the date of the Closing.
          (j) “Code” means the Internal Revenue Code of 1986, as amended.
          (k) “Confidential Information” means nonpublic information that a party to this Agreement (“Disclosing Party”) designates in writing as being confidential to the party that receives such information (“Receiving Party”). “Confidential Information” includes, without limitation, information in tangible or intangible form relating to and/or including released or unreleased Disclosing Party software or hardware products, the marketing or promotion of any Disclosing Party product, Disclosing Party’s business policies or practices, and information received from others that Disclosing Party is obligated to treat as confidential. Confidential Information which is disclosed in tangible form shall be marked as “confidential” or words of similar import. Confidential Information which is disclosed verbally shall be designated as “confidential” by the Disclosing Party when disclosed. Notwithstanding the foregoing, the failure by the Disclosing Party to designate any tangible or intangible information as Confidential Information shall not give the Receiving Party the right to treat such information as free from the restrictions imposed by Section 6.17 of this Agreement if the circumstances would lead a reasonable person to believe that such information is Confidential Information. Except as otherwise indicated in this Agreement, the term “Disclosing Party” also includes all Affiliates of the Disclosing Party and, except as otherwise indicated, the term “Receiving Party” also includes all Affiliates of the Receiving Party. Confidential Information shall not include any information, however designated, that: (i) is or subsequently becomes publicly available without Receiving Party’s breach of any obligation owed to Disclosing Party; (ii) became known to Receiving Party prior to Disclosing Party’s disclosure of such information to Receiving Party pursuant to the terms of this Agreement without an obligation of confidentiality prior to the Disclosing Party’s disclosure; (iii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; or (iv) is independently developed by Receiving Party.
          (l) “Consulting Agreement” means each agreement between Seller and Buyer (or an Affiliate of Buyer) dated as of January 1, 2007, pursuant to which Buyer (or its Affiliate) agrees to provide consulting services to Seller to be performed by certain Transferred Employees in accordance with the terms thereof.
          (m) “Domain Names” means all Internet domain names owned by Seller or which Seller is authorized to license to Buyer, and which exclusively relate to the Assigned Technology or the Business, and/or those domain names that are otherwise identified on Schedule 1.1(m) hereto.
          (n) “Exclusive Field of Use” means the business of designing, developing, modifying and enhancing, manufacturing, having manufactured, marketing and distributing Products that are designed to support current or future video and/or audio formats for play-back from optical or other media (except for applications in the Restricted Field of Use), as well as Products designed to support any successor formats or standards, and the provision of services relating thereto.
          (o) “GAAP” means generally accepted accounting principles of the United States as set forth by the Financial Accounting Standards Board.
          (p) “Governmental Authorizations” means the permits, authorizations, consents or approvals of any Governmental Entity that are a condition to the lawful consummation of the transactions contemplated hereby listed on Schedule 1.1(p) hereto.
          (q) “Governmental Entity” means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality domestic or foreign.
          (r) “Intellectual Property Rights” means any and all rights existing now or in the future under patent law (including, but not limited to the Patents), copyright law, industrial design rights law, semiconductor chip and mask work protection law, moral rights law, trade secret law, trademark law (including, but not limited to the Marks), domain name law (including, but not limited to the Domain Names), unfair competition law, publicity rights law, privacy rights law, and any and all similar proprietary rights, and any and all applications for registration, registrations, letters patent, renewals, extensions, divisions, continuations, reissues, and restorations thereof, now or hereafter in force and effect anywhere in the world.
          (s) “Knowledge” means that which is known by a Person and that of which a Person should have constructive knowledge after conducting a reasonable examination of all matters relating thereto.
          (t) “Licensed Technology” means the Base Technology licensed to Buyer hereunder as well as any Third Party Technology licensed to Buyer hereunder.
          (u) “Lien” means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind.
          (v) “Marks” means all trademarks and service marks owned by Seller or which Seller is authorized to license to Buyer, and which relate exclusively to the Assigned Technology or the Business, and specifically include the marks identified on Schedule 1.1(v) hereto.
          (w) “Material Adverse Effect” with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or prospects of such Person and its Affiliates, taken as a whole, or an effect which prevents or materially delays a Person’s ability to consummate the transactions contemplated by this Agreement.
          (x) “Owned Technology” means any Technology that is owned or exclusively licensed to Seller.
          (y) “Patents” means all patents owned by Seller or which Seller is authorized to license to Buyer, that, absent the licenses granted hereunder would be infringed upon by the exploitation of the Assigned Technology and/or the Base Technology in the Business, whether presently issued or issued in the future, and specifically including the patents identified in Schedule_1.1(y), and any and all continuations, continuations-in-part, or divisions thereof.
          (z) “Person” means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.
          (aa) “Products” means semiconductor products, or components, boards or assemblies incorporating such semiconductor products.
          (bb) “Restricted Field of Use” means the business of designing, developing, modifying and enhancing, manufacturing, having manufactured and distributing Products that (i) do not have HD video decoding capability; and (ii) are used or marketed for the purpose of supporting standard definition DVD optical disc technologies that utilize red laser technology to read and write data, including desktop/portable DVD players, mini-combo DVD players, DVD home theater systems and automotive DVD players which utilize such technology.
          (cc) “Seller Products” means all current SD DVD Products of Seller, including all successor SD DVD Products and new SD DVD versions thereof.
          (dd) “SiS-US Agreement” means that certain Asset Purchase Agreement of even date herewith between Seller and Silicon Integrated Systems Corporation, a California corporation and an Affiliate of Buyer (“SiS-US”), pursuant to which SiS-US is acquiring substantially all the tangible assets of the Business, and either SiS-US or another Affiliate of Buyer has offered employment to certain individuals who have been involved in developing the Business for Seller.
          (ee) “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Business or the Purchased Assets or which could become a charge against or lien on any of the Purchased Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges in the nature of a tax, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.
          (ff) “Technology” means technical information, software, software code, knowledge, semiconductor masks, topologies and architectures, layouts, schematics, databases, net lists, test data, test methodologies, test vectors, emulation and simulation tools and reports, development tools, interfaces, specifications, works of authorship, inventions and discoveries, and any and all Intellectual Property Rights pertaining thereto, and specifically includes any documentation or items referenced in any Schedules describing the Technology to be sold, licensed or otherwise transferred under this Agreement.
          (gg) “Third Party” means any Person other than Buyer or Seller or their respective Affiliates.
          (hh) “Third Party Technology” means Technology owned by a Third Party that is embodied or incorporated into the Assigned Technology or the Base Technology as of the Closing Date.
          (ii) “Transferred Employee” means any employee who was employed by Seller in the Business as of December 31, 2006, who received and accepted an offer of employment by Buyer or an Affiliate of Buyer, including without limitation SiS-US, or a designated co-employer of any of the foregoing (each, a “Buyer Party”), to commence work for such Buyer Party effective as of 12:01 a.m. on January 1, 2007 and who transferred employment to Buyer Party pursuant to such offer. Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks.
          (jj) “Transferred Third Party Technology” means the Third Party Technology, listed on Schedule 1.1(jj), the license of which shall be transferred to Buyer on the Closing Date.
          (kk) “Transition Services Agreement” means each agreement between Seller and Buyer (or an Affiliate of Buyer) dated as of January 1, 2007, pursuant to which Seller has agreed to provide Buyer (or its indicated Affiliate) with certain transition services in accordance with the terms thereof.
          (ll) “Working Day” means a day other than Saturday or Sunday and on which commercial banks are open for business in California and Taiwan.
2. Transfer of Assets to Buyer
     2.1 Purchased Assets.
          (a) Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, grants, transfers, conveys and delivers (or causes to be sold, assigned, granted, transferred, conveyed and delivered) to Buyer, or to any Affiliate of Buyer designated by Buyer, and Buyer hereby purchases and accepts from Seller as of the Closing Date, free and clear of all Liens:
                (i) all of Seller’s right, title and interest existing as of the Closing Date in and to the Assigned Technology and all Intellectual Property Rights thereto (subject to the License-Back to Seller of certain rights pursuant to Section 7 herein below);
                (ii) all of Seller’s rights existing as of the Closing Date to the Transferred Third Party Technology, including licensed rights and express or implied warranties in favor of Seller (subject to the License-Back to Seller of certain rights pursuant to Section 7 herein below, if permitted by such Third Party);
                (iii) all of Seller’s causes of action, judgments, and claims or demands of whatever kind or description existing as of the Closing Date (whether known or unknown as of that date) arising out of or relating to the Assigned Technology and all Intellectual Property Rights relating thereto, and the rights conveyed under Section 2.1(a)(ii), other than such causes of action, judgments, and claims or demands arising under this Agreement;
                (iv) all of Seller’s right, title and interest existing as of the Closing Date in and to such other properties or assets that are listed on Schedule 2.1(a)(iv) (“Other Assets”); and
                (v) all goodwill associated with all of the foregoing, together with the right to represent to third parties that Buyer, together with its Affiliates, is the successor to the

Business.
The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Buyer pursuant to this Section 2.1(a) are sometimes hereinafter collectively referred to as the “Purchased Assets”.
          (b) Existing Licenses. Seller previously has granted licenses to Third Parties to use the Assigned Technology as set forth in Schedule 2.1(b), and Buyer takes the Assigned Technology subject to such licenses. Any executory obligations and any liabilities to Third Parties under such license agreements or arising out of such license agreements (“Remaining License Obligations”) shall remain the obligation of Seller. Seller agrees to provide reasonable assistance to Buyer, at Buyer’s expense and upon its request, to enforce the terms and conditions of such license agreements against any Third Party.
     2.2 Licensed Assets.
          (a) Sublicensable Base Technology License. In connection with the purchase and sale of the Purchased Assets hereunder, effective as of the Closing Date, and subject to the terms and conditions hereof, Seller hereby grants Buyer, under Seller’s Intellectual Property Rights in the Sublicensable Base Technology, any Base Technology Modifications thereof, and any Assigned Technology Modifications, a worldwide, perpetual, irrevocable license, with the right to sublicense :
                (i) to design, develop, modify, enhance and use, and to have any of the foregoing performed on its behalf, the Sublicensable Base Technology, any Base Technology Modifications thereof, and any Assigned Technology Modifications, in each instance in connection with the Business; and
                (ii) to manufacture, have manufactured, market, distribute and sell, and to have any of the foregoing performed on its behalf, Buyer Products.
The foregoing license is restricted solely for use in the Business. The foregoing license shall be exclusive in the Business as to Buyer and its Affiliates, non-transferable (except for transfers to Buyer’s Affiliates or successors in interest to the Business or to one or more successors in interest to any Buyer Product), and shall be royalty-free and fully paid up. The foregoing license may not be exercised or otherwise exploited by Buyer in the Restricted Field of Use. Seller shall retain all rights to the Sublicensable Base Technology outside of the Business.
          (b) Royalty-Bearing Base Technology License. In connection with the purchase and sale of the Purchased Assets hereunder, effective as of the Closing Date, and subject to the terms and conditions hereof, Seller hereby grants Buyer, under Seller’s Intellectual Property Rights in the Royalty-Bearing Base Technology and any Base Technology Modifications thereof, a worldwide, perpetual, non-sublicensable (except the right to sublicense to Buyer’s Affiliates and its and their respective OEMs, distributors and customers), irrevocable license:
                (i) to design, develop, modify, enhance and use, and to have any of the foregoing performed on its behalf, the Royalty-Bearing Base Technology and any Base Technology Modifications thereof, in each instance in connection with the Business; and
                (ii) to manufacture, have manufactured, market, distribute and sell, and to have any of the foregoing performed on its behalf, Buyer Products.
The foregoing license is restricted solely for use in the Business. The foregoing license shall be non-exclusive, non-transferable (except for transfers to Buyer’s Affiliates or successors in interest to the Business or to one or more successors in interest to any Buyer Product), and shall be royalty-free and fully paid up (except for applications outside the Exclusive Field of Use, in which event the license shall be subject to payment of a royalty to be negotiated in good faith by the parties). Seller shall retain all rights to the Royalty-Bearing Base Technology except for the limited license granted herein.
          (c) Reference License. In connection with the purchase and sale of the Purchased Assets hereunder, effective as of the Closing Date, and subject to the terms and conditions hereof, Seller hereby grants Buyer a worldwide, perpetual, non-sublicensable (except the right to sublicense to Buyer’s Affiliates) irrevocable license to use and copy the Referenceable Base Technology and any Base Technology Modifications thereof solely for purposes of internal reference in connection with Buyer Products. The foregoing license shall be non-exclusive, non-transferable (except for transfers to Buyer’s Affiliates or successors in interest to the Business or to one or more successors in interest to any Buyer Product), and shall be royalty-free and fully paid up. The foregoing license may not be exercised or otherwise exploited in the Restricted Field of Use or in any way outside of the Business.
          (d) Patent License. Without limiting the generality of anything contained in this Agreement, effective as of the Closing Date, subject to the terms and conditions hereof, Seller hereby grants to Buyer, during the term of the Patents and under Seller’s rights to the Patents, a non-exclusive, non-transferable (except for transfers to Buyer’s Affiliates or successors in interest to the Business or to one or more successors in interest to any Buyer Product) and non-sublicensable (except for sublicenses to Buyer’s Affiliates and Buyer’s and its Affiliates’ respective OEMs, distributors and customers of Buyer Products), worldwide, perpetual, irrevocable, royalty-free and fully paid up license (the “Patent License”) to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import any Buyer Products embodying or made in accordance with any invention of the Patents. The foregoing license may not be exercised or otherwise exploited in the Restricted Field of Use or otherwise outside of the Business.
The assets, properties, Patents, and rights licensed and delivered to Buyer pursuant to this Section 2.2 are sometimes hereinafter collectively referred to as the “Licensed Assets”, and together with the Purchased Assets, the “Assets”.
     2.3 Certain Excluded Assets. Buyer agrees that the assets of Seller set forth on Schedule 2.3 shall be excluded from the Assets (the “Excluded Assets”).
     2.4 Third Party Technology. Seller shall use commercially reasonable efforts to obtain any consent required from any Third Party set forth on Schedule 2.4 hereto, to convey or grant to Buyer Seller’s rights to Transferred Third Party Technology; provided that Seller shall not be obligated to pay any amounts to any third parties (other than amounts accrued but unpaid by Seller) that may be requested by such third parties in consideration for obtaining such consents. The consents set forth in Schedule 2.4 shall constitute “Required Consents” hereunder.
     2.5 Assumed Liabilities. Effective as of the Closing, Buyer (or its designated Affiliate(s), as the case may be) in accordance with Section 3.2 shall, without any further responsibility or liability of or recourse to Seller or any of Seller’s Affiliates, subsidiaries, stockholders, officers, directors, employees, agents, successors or assigns, absolutely and irrevocably assume, pay, perform and be liable and responsible for any and all of the following liabilities (collectively, the “Assumed Liabilities”):
          (a) all liabilities and obligations arising after the Closing Date with respect to the Purchased Assets, provided however, that all liabilities arising prior to the Closing Date with respect to the Purchased Assets and all unperformed or unmatured obligations and covenants of Seller incurred by Seller prior to the Closing Date with respect to the Purchased Assets shall remain the sole responsibility of Seller; and provided further that any claim arising after the Closing Date that would not have occurred but for the inaccuracy of a representation or warranty of Seller hereunder shall also remain the sole responsibility of Seller;
          (b) all liabilities and obligations arising after the Closing Date with respect to Transferred Third Party Technology set forth on Schedule 2.5 hereto, provided however, that all liabilities arising prior to the Closing Date with respect to the Transferred Third Party Technology and all unperformed or unmatured obligations and covenants of Seller incurred by Seller prior to the Closing Date with respect to the Transferred Third Party Technology shall remain the sole responsibility of Seller.
     2.6 Excluded Liabilities. Except for the Assumed Liabilities and any other liabilities specifically assumed pursuant to this Agreement, Buyer shall not assume and shall not be liable for, and Seller and its Affiliates shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and its Affiliates, whether known or unknown, accrued or not accrued, fixed or contingent, including without limitation, the following (collectively, with the foregoing, the “Excluded Liabilities”):
          (a) Any liability for breaches by Seller or any of its Affiliates on or prior to the Closing Date of any contract (including without limitation any contracts relating to Third Party Technology), instrument or purchase order, or any liability for payments or amounts due under any contract (including without limitation any contracts relating to Third Party Technology), instrument, or purchase order on or prior to the Closing Date;
          (b) Any liability or obligation for Taxes attributable to or imposed upon Seller or any of its Affiliates, or attributable to or imposed upon the Assets for any period (or portion thereof) up to but excluding the Closing Date, other than transfer taxes, sales, value-added or other similar taxes on the Assets directly attributable to or arising from the transactions contemplated by this Agreement (for purposes of determining the amount of Taxes attributable to the period up to the Closing Date, the amount of any Taxes based on or measured by income or receipts shall be determined based on a closing of the books as of the close of business on the day before the Closing Date, and the amount of other Taxes shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the Closing Date and the denominator of which is the number of days in such entire taxable period);
          (c) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any of its Affiliates, including any such liabilities owed to Affiliates of Seller;
          (d) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller or any of its Affiliates, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;
          (e) Any liability or obligation arising on or prior to the Closing Date out of any “employee benefit plan,” as such term is defined by the Employee Retirement Income Security Act of 1974 (“ERISA”) or other employee benefit plans;
          (f) Any liability or obligation for making payments of any kind (including as a result of the sale of the Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller;
          (g) Any liability of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;
          (h) Any liability of Seller arising out of the violation of or failure to comply with any environmental laws applicable to any aspect of the Business;
          (i) Any costs or expenses of Seller incurred in connection with shutting down, deinstalling and removing equipment not purchased by Buyer, and the costs associated with all contracts and agreements not assumed by Buyer; and
          (j) Any Remaining License Obligation.
     2.7 Purchase Price.
          (a) Subject to the performance by Seller of all of its obligations under this Agreement (including delivering all documents required to be delivered) at the Closing, in consideration of the acquisition of the Purchased Assets under Section 2.1 and the Base Technology licenses and Patent License granted under Section 2.2, Buyer agrees (i) to deliver to Seller evidence of Buyer’s instruction to its bank (“Bank Instruction”) to release funds within one (1) business day of the Closing Date in the amount of $9,450,000.00 to be wire transferred to an account or accounts designated by Seller (the “Initial Installment”); (ii) within seven (7) business days of the date on which Seller, Buyer and Chinatrust Commercial Bank (Taiwan) (the “Escrow Agent”) shall have executed that certain Indemnity Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), to deposit on behalf of Seller into an account or accounts designated by Escrow Agent (the “Escrow Fund”) $2,000,000.00 in immediately available funds (the “Escrow Consideration” and together with the Initial Installment and the Employee Bonus Funds set forth in Section 2.8(a) below, the “Immediate Consideration”), which consideration shall be subject to the provisions of the Escrow Agreement and (iii) to assume the Assumed Liabilities. Also at such time as all Technology embodied in the Assigned Technology, Licensed Technology and Transferred Third Party Technology shall have been copied and certified by Buyer, Buyer shall deliver to Seller’s designated bank account an additional $2,000,000.00 (the “Hold Back Amount”, and together with the Immediate Consideration, the “Purchase Price”).
          (b) Upon Seller’s receipt of the Bank Instruction set forth in subsection 2.7(a)(i) above, Seller shall arrange to release within three (3) Working Days thereafter and return to Silicon Integrated Systems Corporation of Hsin-Chu, Taiwan, R.O.C., the sole shareholder of Buyer (“Parent”), the $1,500,000.00 previously paid by Parent to Seller as a good-faith fully refundable deposit (the “Deposit”).
          (c) The Purchase Price shall be allocated to the intellectual property (including, but not limited to, trademarks, trade names, patents, licenses, copyrights) allocated [*****] to the Cayman Seller and [*****] to the US Seller. For purposes of this allocation, no value is being attributed to goodwill or going concern, covenant not to compete or contingent or assumed liabilities. Each party agrees to report the federal, foreign, state, local and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation (including any modifications thereto as a result of any payments or other adjustments made after the Closing Date) and shall not take any position inconsistent therewith upon examination of any Tax return or report, or in any litigation, investigation or otherwise, unless otherwise required by a taxing authority. Each party shall cooperate in the timely filing of Forms 8594 (if required) with the Internal Revenue Service.
          (d) All payments made to Seller pursuant to this Agreement (including payments of the Immediate Consideration, the Escrow Consideration, future royalty payments or amounts from the Bonus Plan) shall be made free and clear of and without deduction or withholding for or on account of any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any kind, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Entity.
     2.8 Employee Retention Bonus Pool; Forfeited Bonuses.
          (a) In addition, within seven (7) business days of the date on which Seller, Buyer and the Escrow Agent shall have executed that certain Escrow Bonus Agreement substantially in the form attached hereto as Exhibit C, Buyer agrees to deliver to the Escrow Agent, or to an account or accounts designated by Escrow Agent, $[*****] in immediately available funds (the “Employee Bonus Funds”) pursuant to which bonuses shall be paid to Transferred Employees in accordance with the terms of the Employee Retention Bonus Plan

**** Confidential Treatment Requested.

attached hereto as Exhibit B (the “Bonus Plan”) and the provisions of the Bonus Escrow Agreement.
          (b) Transferred Employees who remain employed by the applicable Buyer Party on the first and second anniversaries of January 1, 2007 (each, a “Bonus Payment Date”) are eligible to receive bonuses allocated to such individuals under the Bonus Plan from the Employee Bonus Funds. However, amounts that would have been payable to any Transferred Employee who is no longer employed by the applicable Buyer Party on a Bonus Payment Date, and associated interest, if any, shall not be paid to the Transferred Employee and such forfeited bonus shall be split 50/50 between Buyer and Seller after deduction of: (i) any applicable escrow service fee under the Bonus Pool Escrow Agreement, (ii) taxes due on interest that has accrued on the Employee Bonus Funds, and (iii) all withholding fees and payroll taxes (including the Transferred Employees’ and employer’s portion of payroll taxes) owed to any Government Entity due to payment of bonuses under the Bonus Plan. The Buyer and Seller agree to treat only the portion of the payment, if any, that is paid to Seller from the Escrow Bonus Funds in the event of a failure by a Transferred Employee to remain employed as a contingent payment and an adjustment to the Purchase Price for federal, state and local income tax purposes.
3. Closing
     3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Sections 8 and 9 have been satisfied or waived, as the parties may agree (the “Closing Date”), but in any case, no later than February 28, 2007, provided however that the parties may mutually agree to extend the time permitted to effect the Closing beyond February 28, 2007.
     3.2 Actions at the Closing. On the Closing Date, Seller shall have delivered the Purchased Assets and the Licensed Assets to Buyer as follows. Seller shall have made available for download by Buyer via a restricted FTP site all source code or other electronic files embodied or included in the Assets (including all Seller files, libraries, binaries, object code, headers, modules, type definitions, project file settings, installation scripts, release notes, web pages, graphics, icons, color pallets, encryption keys, and scripts required to build and package the Technology comprising any part of the Assets, but excluding any third-party products or materials for which Seller has not obtained consent from the owner to transfer and assign such products or materials to Buyer hereunder) and all end-user documentation source (including all files, graphics, icons, snapshots, text, binaries, web pages, scripts, help files, help source, word documents, adobe acrobat documents and release notes). Seller shall have delivered the remaining Assets promptly to Buyer, each by placement on a restricted FTP site for download by Buyer, to the extent such Assets were downloadable, and otherwise by a manner that was mutually agreed upon by Buyer and Seller. All Intellectual Property Rights transferred by Seller hereunder together with their tangible embodiments shall be held physically and legally by Buyer. Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

****	Confidential Treatment Requested.

          (a) Bill of Sale; Assignment and Assumption Agreement. Seller shall deliver to Buyer a general Bill of Sale substantially in the form attached as Exhibit D and with respect to the Intellectual Property Rights in the Assigned Technology, an Assignment and Assumption Agreement substantially in the form attached as Exhibit E (collectively, the “Transfer Documents”) in each case duly executed by Seller, and in the aggregate assigning to Buyer all of Seller’s right, title and interest in and to the Purchased Assets existing as of the Closing Date. Buyer may designate one or more of its Affiliates as the recipient of certain of the Purchased Assets, and as the party to assume certain of the Assumed Liabilities (provided that Buyer remains liable therefor), in which case Seller shall transfer such Purchased Assets and Assumed Liabilities to Buyer or the Affiliate(s) designated by Buyer pursuant to such Transfer Documents.
          (b) Consideration. Buyer shall deliver a copy of the Bank Instruction regarding the payment of the Immediate Consideration to Seller.
          (c) Title. Seller shall provide reasonable evidence of valid title to such of the Purchased Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.
          (d) Third Party Consents and Assignments. Seller shall deliver to Buyer any assignments and the Required Consents it has obtained in respect of any of the Assets, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request, as well as a written confirmation from such third parties that the Assets are in good standing.
          (e) Seller Documents. At the Closing, Seller shall deliver to Buyer any and all documents required to satisfy the conditions set forth in Section 9 of this Agreement that have not been waived by Buyer and any other closing documents reasonably requested by Buyer.
          (f) Buyer Documents. At the Closing, Buyer shall deliver to Seller any and all documents required to satisfy the conditions set forth in Section 8 of this Agreement that have not been waived by Seller and any other closing documents reasonably requested by Seller.
          (g) Post-Closing Actions. Subsequent to the Closing Date, Seller shall, and shall cause any Affiliate of Seller to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of Seller’s and any of Seller’s Affiliates’ right, title and interest in and to the Assets, free and clear of all Liens in accordance with the terms of this Agreement. Buyer, Seller and the Escrow Agent shall work diligently to finalize and execute the Indemnity Escrow Agreement and the Bonus Escrow Agreement on or before February 28, 2007, and within seven (7) days of the date on which the parties execute each of those agreements, Buyer shall deposit the Escrow Consideration and the Employee Bonus Funds, respectively, into a designated account or accounts with the Escrow Agent.

4. Representations and Warranties of Seller
     Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing the Buyer to enter into this Agreement. Except as otherwise set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as follows:
     4.1 Organization, Standing and Power. US Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Cayman Seller is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. Seller has the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on the Business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. US Seller has previously delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of US Seller as presently in effect. Cayman Seller has delivered to Buyer true and complete copies of the Articles of Association and related charter documents of Cayman Seller as presently in effect.
     4.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors and shareholders of Seller, and no other act or proceeding on the part of or on behalf of Seller or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

     4.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.
     4.4 Consents and Approvals of Governmental Entities. Other than the Governmental Authorizations there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.
     4.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any properties or assets of Seller may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller from any Governmental Entity. No “bulk sales” legislation applies to the transactions contemplated by this Agreement.
     4.6 Consents. Schedule 4.6 sets forth each agreement, contract, license or other instrument binding upon Seller requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     4.7 SEC Documents; Financial Information. Seller has delivered to Buyer a true and complete copy of all filings it has made with the Securities and Exchange Commission (“SEC”) since January 1, 2005 (the “SEC Documents”). The SEC Documents contain an audited consolidated balance sheet of Seller as of December 31, 2005 and the related audited consolidated statements of operations and cash flows for the year then ended and the Seller’s unaudited consolidated balance sheet as of September 30, 2006, and the related unaudited consolidated statements of operations and cash flows for the nine month period then ended. Seller has also provided its unaudited balance sheet as of September 30, 2006, a copy of which is set forth in the Seller Disclosure Schedule (the “Last Balance Sheet” and together with the SEC Documents, “Seller’s Financials”). Seller’s Financials, and the notes thereto are correct and complete in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other. Seller’s Financials present fairly the financial condition and operating results and cash flows of Seller as of the dates and during the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end adjustments, which will not be material in amount or significance. Seller’s Financials accurately record the Assets as assets of Seller on each applicable balance sheets included in the SEC Documents as well as on the Last Balance Sheet. Since the date of the Last Balance Sheet, there has been no material change in Seller’s accounting policies and as of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and none of the SEC Documents nor the Last Balance Sheet contained any untrue statement of a material fact or omitted to state a material fact required to be state therein or necessary to make the statement made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC and provided to Buyer prior to the date hereof.
     4.8 No Undisclosed Liabilities. The Assets do not have any liability, Lien, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type associated with them, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required by GAAP to be reflected in the Seller’s Financials) which (i) have not been reflected in the Last Balance Sheet or the US Seller’s annual report on Form 10-K, or (ii) have not arisen in the ordinary course of Seller’s business since the date of the Last Balance Sheet, and are disclosed in the Seller Disclosure Schedule.
     4.9 Assets Generally.
          (a) The Assets include all intangible properties, including those intangible formats, currently used by Seller in operating the Business and necessary for Buyer to operate the Business after the Closing Date. Other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer (i) to operate the Business and use the Assets in the manner in which Seller has operated the same, and (ii) to exercise the licensed rights granted in Section 2.2.
          (b) Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Assets free and clear of any Liens and there exists no restriction on the use or transfer of the Assets, except as may be assumed hereunder by Buyer as an Assumed Liability or as may otherwise be expressly disclosed in Schedule 4.9(b) hereto. No Person other than Seller has any right or interest in the Assets, including the right to grant interests in the Assets to third parties, except for Third Party Technology.
          (c) None of the Purchased Assets is held under any lease, security agreement, conditional sales contract, Lien, or other title retention or security arrangement.
          (d) Except as provided in this Agreement, no restrictions will exist on Buyer’s right to sell, resell, license or sublicense any of the Assets or engage in the Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

          (e) All of the Purchased Assets, including those that exist in tangible formats, are in operating condition and repair as required for their reasonable use in the Business as presently conducted, and all of the Assets conform to all applicable laws, and no notice of any violation of any law relating to any of the Assets or Assumed Liabilities has been received by Seller.
     4.10 Intellectual Property.
          (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the conduct by Buyer after the Closing Date of the Business and the incorporation of any of the Assets in any Buyer Product) will not breach, violate or conflict with any instrument or agreement governing any Technology or Intellectual Property Rights necessary or required for, or used in, the conduct of the Business, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such Technology or Intellectual Property Rights or in any material way impair the right of Buyer or any of its Affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any such Technology or Intellectual Property Rights or portion thereof.
          (b) Schedule 4.10(b) contains a true and complete list of: (i) all patents, registered copyrights, registered mask works, registered trademarks, registered service marks, any renewal rights for any of the foregoing, and any applications for registrations for any of the foregoing, owned by Seller or which Seller is authorized to license to Buyer, that cover or are included in the Assigned Technology and/or the Base Technology; (ii) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any other Person is authorized to have access to or use the Assigned Technology and/or the Base Technology or exercise any other right with regard thereto; (iii) all Third Party Technology and with respect to each such item of Third Party Technology (A) the date of any license or agreement with respect thereto and whether it is transferable to Buyer in connection with the transactions contemplated by this Agreement, (B) the identity of all parties thereto, (C) a description of the nature and subject matter thereof, (D) any applicable royalties payable thereunder, and (E) the term thereof; (iv) any obligations of exclusivity to which Seller is subject with respect to the Assigned Technology and/or the Base Technology or any of the Assets.
          (c) The Third Party Technology, the Assigned Technology and the Base Technology embody all Intellectual Property Rights incorporated or embodied in, and presently used in connection with or necessary to exploit the Assets. There exist no restrictions on the disclosure, use or transfer of the Purchased Assets or the license of the Licensed Assets to Buyer as contemplated hereunder. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of Seller’s rights in the Assets that existed prior to the Closing that are being transferred to Buyer hereunder, except that Seller’s ownership of the Purchased Assets shall terminate as of the Closing Date and the Licensed Technology will be licensed in accordance with the terms and conditions hereof.
          (d) There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of Seller, threatened within the last 24 months against Seller, which (i) is based upon, or challenges or seeks to deny or restrict, the rights of Seller in or to any of the Assigned Technology, the Base Technology or Third Party Technology, or any Intellectual Property Right related thereto, (ii) alleges that any of the Assigned Technology, the Base Technology or Third Party Technology, or the use of any of the Assigned Technology, Base Technology or Third Party Technology, or any Intellectual Property Right related thereto, conflicts with, misappropriates, infringes or otherwise violates any Intellectual Property Right of any Third Party or breaches any obligation owed to a Third Party with respect to such party’s Intellectual Property Rights. Seller has not received from any Third Party a written offer for a license of patent rights that reasonably may be related to the Assigned Technology, Base Technology or the Third Party Technology within the twenty-four (24) month period preceding the Closing Date, other than customary product sales and promotional literature.
          (e) None of Seller’s Intellectual Property Rights in any Assigned Technology or Base Technology has been adjudged invalid or unenforceable in whole or part.
          (f) The Assigned Technology (excluding any Third Party Technology) and the Base Technology necessary for or used in the Business, and the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, and/or sale thereof do not infringe or misappropriate any Intellectual Property Right of any Third Party as of the Closing Date. To Seller’s Knowledge, the Third Party Technology necessary for or used in the Business, and the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, and/or sale thereof do not infringe or misappropriate any Intellectual Property Right of any Third Party as of the Closing Date.
          (g) Seller holds all right, title and interest in and to the Assigned Technology, the Base Technology and its licenses with respect to the Third Party Technology, free and clear of any mortgage, Lien, security interest, encumbrance or other adverse claim in respect thereof. Seller is not contractually restricted from designing, developing, modifying and enhancing, manufacturing, having manufactured, marketing and distributing products, services or derivative works based on, and otherwise exploiting by any and all means and in any and all media now or hereafter known, the Assigned Technology or the Base Technology in any country throughout the world. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, copyright registration or copyright application, mask work registration or mask work application, or domain name included in the Assigned Technology or the Base Technology is held by assignment, the assignment has been duly recorded with the governmental authority or other authority from which the patent or registration issued or before which the application or application for registration is pending.
          (h) Seller is not in material breach of any obligation under any license or other agreement respecting the Third Party Technology, and all such agreements are in full force and effect.
          (i) To the Knowledge of Seller, no person has infringed, misappropriated, breached or otherwise violated any Intellectual Property Right of Seller in the Assigned Technology, Base Technology, Patents or Marks. Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Assigned Technology and Base Technology.

          (j) Seller has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Assigned Technology and the Base Technology.
          (k) Except as described in the file histories provided to Buyer prior to the Closing Date, none of the Marks included in the Assigned Technology or Base Technology has been the subject of an opposition or cancellation procedure, and none of the Patents included in the Assigned Technology or Base Technology has been the subject of an interference, protest, public use proceeding or third-party reexamination request.
          (l) No party other than Seller and Buyer possesses any current or contingent rights to any Assigned Technology or Base Technology, except for the right to distribute and use completed Seller Products.
          (m) Schedule 4.10(m) lists all parties (including contractors and consultants) who have created any material portion of the Assigned Technology or Base Technology, other than employees of Seller. Seller has secured from all such parties written assignments of any such work to Seller and has provided true and complete copies of such assignments or licenses to Buyer or its counsel.
          (n) Seller has obtained written agreements from all Third Parties with whom Seller has shared confidential proprietary information concerning the Assigned Technology, the Base Technology and the Assets, which agreements require such Third Parties to keep such information confidential.
          (o) None of the Assets in the form delivered to Buyer pursuant to this Agreement contains any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”). Seller has not included in any of the Assets delivered to Buyer pursuant to this Agreement any computer code (i) that would disable such software or impair in any way its operation based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices) or (ii) that would permit Seller or any Third Party to access such software to intentionally cause such disablement or impairment (sometimes referred to as “lockups,” “traps,” “access codes,” or “trap door” devices), or any other similar harmful, malicious or hidden procedures, routines or mechanisms which would cause the software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.
          (p) The Assets as of the Closing Date do not include any software that contains, or is derived in any manner (in whole or in part) from any software that is distributed under the GNU General Public License (“GPL”) or which is Open Source Software as defined in the next sentence. As used herein, the term “Open Source Software” means any software code that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) The Artistic License (e.g., PERL); (ii) the Mozilla Public License; (iii) the Netscape Public License; (iv) the Berkeley Software Design (BSD) License

including Free BSD or BSD-style license; (v) the Sun Community Source License (SCSL); (vi) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces); and (vii) the Apache Server License.
          (q) Seller has, in all material respects, performed all material obligations required to be performed by it and is not in default under any agreement, license or other instrument to which it is a party or by which it is bound, in each case that pertains to the Assigned Technology or the Base Technology. To the Knowledge of Seller, all other parties to such agreements, licenses or other instruments are in material compliance therewith, and no event has occurred which with notice or lapse of time or both would constitute a default thereunder.
          (r) All fees to maintain Seller’s rights in the Intellectual Property Rights in the Assigned Technology and the Base Technology, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to Intellectual Property Rights due and payable on or before the Closing Date, have been paid by Seller or will be paid by Seller within a reasonable period after the Closing.
     4.11 Licenses and Permits. Seller holds all material consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all material filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the Business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to the Assets (at their current level of development and use). The Business is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the Assets and products manufactured by the Business or otherwise related to the Business and Seller has no reason to believe that any material consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the Business or own and freely dispose of the Assets are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which Seller is a party or, to Seller’s knowledge, pending or threatened, relating to the Assets or the Business and their compliance with applicable foreign, state, local or foreign laws, ordinances, governmental rules or regulations. Each such consent, approval, registration, certification, authorization, permit or license is transferable and shall be transferred to Buyer in accordance with the terms of this Agreement.
     4.12 Employees.
          (a) Schedule 4.12 sets forth the names, compensation levels, and job titles of all of the employees of Seller currently engaged in the Business. All employees, consultants, officers, directors and shareholders of Seller or any Seller Subsidiary that have had access to the Assigned Technology or Base Technology are parties to a written agreement in Seller’s standard forms (copies of which have been provided to Buyer) (each, a “Confidentiality Agreement”), under which each such person or entity (i) is obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller may be concerned, or relate to or are connected with the Business and the Assigned Technology or Base Technology, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller. None of Seller’s employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller with regard to the Business or the Assets or that would conflict with the Business or the Assets. Neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the Seller’s knowledge, none of Seller’s employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to the Assigned Technology or Base Technology has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Assigned Technology or Base Technology by such previous employer which has resulted in Seller’s access to or use of such proprietary items included in the Assigned Technology or Base Technology, and pursuant to the transaction hereunder, Buyer will not gain access to or inadvertently make use of any such proprietary items.
          (b) Except for the Confidentiality Agreements, there are no written or oral contracts of employment between Seller and any of its employees.
     4.13 Taxes. All Taxes owed by Seller for all periods (or portions thereof) prior to and including the Closing Date have been or will be paid by Seller. Seller has duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed by it prior to their due dates (with regard to extensions), and all such returns and reports are true, correct, and complete in all material respects. There are no liens for Taxes on any of the Purchased Assets. Seller has complied with all record keeping and tax reporting obligations relating to sales taxes and income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Business. US Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to Seller’s knowledge, threatened proceedings with respect to Taxes of the Seller, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes with respect to the Seller.

     4.14 Compliance with Law. The operation of the Business has been conducted in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.
     4.15 Products. Each of the products and services produced, sold or provided by Seller in connection with the Business is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with the sale of such product or service. There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.
     4.16 Product Liability. There are no claims, actions, suits, inquiries, proceedings or investigations pending by or against Seller, relating to any of the Assets or products of the Business and containing allegations that such Assets or products are defective or were improperly designed or manufactured or improperly labeled or otherwise improperly described for use.
     4.17 Litigation; Other Claims. There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of its officers, directors or shareholders, relating to the Business, the Assigned Technology or the Base Technology which are currently pending or threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Seller to manufacture, offer or sell any of its products or services in the present manner or style thereof.
     4.18 Defaults. Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the Business, the Assigned Technology, the Base Technology or any of the Assets. There does not exist any default by Seller or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller as part of the operations of the Business which could reasonably be expected to have a Material and Adverse Effect on the Business, the Assigned Technology, the Base Technology or the Assets, and no notices of breach thereof have been received by Seller.
     4.19 [Intentionally blank.]
     4.20 Full Disclosure. Neither this Agreement nor any other agreement, exhibit, schedule or officer’s certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or, in light of the facts stated therein, omits to state any material fact necessary in order to make the statements contained in such document not misleading.

     4.21 Brokers and Finders. Except as may be solely paid for by Seller, neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.
     4.22 Fair Consideration; No Fraudulent Conveyance. The sale and license of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of, or the license of, any of the Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Assets after the Closing.
     4.23 Insurance. The Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the Assets. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no threatened termination of, or material premium increase with respect to, any of such policies.
5. Representations and Warranties of Buyer
     Buyer represents and warrants to Seller as follows:
     5.1 Organization. Buyer is a corporation duly formed and validly existing under the laws of the Cayman Islands, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.
     5.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.
     5.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.
     5.4 Consent and Approvals. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings (a) which are referred to in the Seller Disclosure Schedule or (b) the failure of making which would not have a Material Adverse Effect on the transactions contemplated hereby.
     5.5 No Violation. Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles and Memorandum of Association of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.
     5.6 Adequate Funds. As of the date the parties execute this Agreement, Buyer has sufficient cash on hand to pay the Purchase Price and otherwise consummate the transactions contemplated by this Agreement.
6. Covenants.
     6.1 Access to Information.
          (a) Prior to the Closing, Seller will permit Buyer to make a full and complete investigation of the Assets and to receive from Seller all information of Seller relating to the Assets or reasonably related to Seller’s conduct of the Business. Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Assets or reasonably related to Seller’s conduct of the Business and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 6.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Seller shall maintain and make available the information and records specified in this Section 6.1(a) in the ordinary course of Seller’s business, as if the transactions contemplated by this Agreement had not occurred.
          (b) At all times following the Closing, each party shall provide the other party (at such other party’s expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or other matters that may be related to or involving the Assets.
     6.2 Third Party Consents. Seller and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Buyer in the Purchased Assets.
     6.3 Certain Notifications. At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 8 or Section 9 of this Agreement.
     6.4 Best Efforts. The Seller shall use its best efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Section 8 below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause any contractual rights Seller has to the Third Party Technology to be assigned to Buyer.
     6.5 Seller’s Conduct of the Business Prior to Closing. During the period from the date of this Agreement to the Closing Date, Seller will conduct the Business in its ordinary and usual course, consistent with past practice, and will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the employees, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the Business. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any material event involving the Business or the Assets. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:
          (a) will not create, incur or assume (i) any borrowings under capital leases to be transferred to Buyer hereunder, or (ii) any obligation which would in any material way affect the Business, the Assets or Buyer’s ability to conduct the Business in substantially the same manner and condition as conducted by Seller on the date of this Agreement;
          (b) will not change in any manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any Transferred Employee;
          (c) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Assets;
          (d) will not acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business.
          (e) will not sell, dispose of or encumber any of the Assets or license any Assets to any Person;
          (f) will not enter into any agreements or commitments relating to the Assigned Technology, the Assets or the Business;
          (g) will comply in all material respects with all laws and regulations applicable to the Business;
          (h) will not enter into any agreement with any Third Party for the distribution of any of the Assets;
          (i) will not change or announce any change to the products or services sold by the Business except with Buyer’s written consent or at Buyer’s request;
          (j) will not expand the use of the Assets within the organization of Seller;
          (k) will not violate, amend or otherwise change in any way the terms of any contracts relating to the Assigned Technology, the Assets or the Business; and
          (l) will not commence a lawsuit related to or involving the Assets other than (i) for the routine collection of bills; (ii) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages, provided that Seller has obtained the prior written consent of Buyer, such consent not to be unreasonably withheld; or (iii) for a breach of this Agreement.
     6.6 No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Assets) any Acquisition Proposal, or make any statements to third parties which may reasonably be expected to lead to any Acquisition Proposal, or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning any Acquisition Proposal

     6.7 [Intentionally Blank]
     6.8 Post-Closing Access to Information. If, after the Closing Date, in order properly to operate the Business or prepare documents or reports required to be filed with governmental authorities or Buyer’s financial statements, it is necessary that Buyer obtain additional information within Seller’s possession relating to the Assets or the Business, Seller will furnish or cause its representatives to furnish such information to Buyer. Such information shall include, without limitation, all agreements between Seller and any Person relating to the Business. Seller shall maintain and make available the information and records specified in this Section 6.8 for a period of ten (10) years after the Closing Date.
     6.9 Post-Closing Cooperation. Seller agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at Buyer’s expense, in enforcing the terms of any agreements between Seller and any Third Party involving the Assets or the Business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a Third Party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the Third Party, Seller agrees to initiate proceedings against such Third Party in Seller’s name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings.
     6.10 [Intentionally Blank]
     6.11 Public Announcements. Until otherwise mutually agreed, Buyer and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein. Neither Buyer nor Seller will make any public disclosure with respect to the transactions contemplated herby or with respect to the Closing unless both parties mutually agree on the text and timing of such public disclosure. Notwithstanding the foregoing, nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity as may be required by law, provided however, that the parties shall consult with each other and use all reasonable efforts to agree on the content and manner of any disclosure that may be permitted or required in the future.
     6.12 Post-Closing Actions. Subsequent to the Closing Date, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller’s right, title and interest in and to the Assets, free and clear of all Liens, in accordance with the terms of this Agreement. Buyer, Seller and the Escrow Agent shall work diligently to finalize and execute the Indemnity Escrow Agreement and the Bonus Escrow Agreement on or before February 28, 2007, and within seven (7) days of the date on which the parties execute each of those agreements, Buyer shall deposit the Escrow Consideration and the Employee Bonus Funds, respectively, into a designated account or accounts with the Escrow Agent.
     6.13 Non-Competition Covenant.
          (a) In consideration of Buyer entering into this Agreement to acquire the Assets, Seller undertakes that for thirty (30) months after the Closing Date neither it nor any Affiliate of it will:
                (i) participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity which is the same as or substantially similar to the Business or any material part of it (a “Restricted Business”);
                (ii) solicit, canvass, induce or encourage directly or indirectly any employee of Buyer to leave the employment of Buyer, nor shall it hire any employee who left the employment of Buyer during such thirty (30) month period without Buyer’s prior written consent, not to be unreasonably withheld in the case of an employee for whom Buyer no longer can provide a viable position; or
                (iii) solicit, canvass, approach or accept any offer from any person or entity who was at any time during the twenty-four (24) months immediately preceding the Closing Date a customer or supplier of the Business with a view to establishing a relationship with or obtaining the patronage of that person or entity in a Restricted Business.
Notwithstanding the foregoing, it is understood that Buyer and Seller and their respective Affiliates may from time to time sell to or purchase from, or solicit sales or purchases to or from, the same suppliers and/or customers. Such sales, purchases and solicitations are not precluded under this Agreement except to the extent any such sales, purchases or solicitations by Seller or its Affiliates are made with respect to Products or services in the Restricted Business or are intended to benefit or support the participation of Seller or its Affiliates in the Restricted Business.
          (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 6.13 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.
          (c) If any prohibition or restriction contained in clause (a) of this Section 6.13 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.
          (d) Seller acknowledges that:

                (i) the prohibitions and restrictions contained in clause (a) of this Section 6.13 are reasonable and necessary; and
                (ii) Seller has received valuable consideration for agreeing to the covenants in clause (a) of this Section 6.13.
          (e) Seller and Buyer acknowledge and agree that it will be difficult to compute the amount of damage or loss to Buyer if Seller violated any of their agreements under this Section 6.13, that Buyer will be without an adequate legal remedy if Seller violated the provisions of this Section 6.13, and that any such violation may cause substantial irreparable injury and damage to Buyer not fully compensable by monetary damages. Therefore, Seller and Buyer agree that in the event of any violation by Seller of this Section 6.13, Buyer shall be entitled (i) to recover from Seller monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.
     6.14 Permits. Seller will assist Buyer in obtaining any licenses, permits or authorizations required for carrying on the Business but which are not transferable.
     6.15 Taxes. Buyer shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Seller from, any sales or use, import or export, value added or similar tax or duty, transfer, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transfer of the Assets pursuant to this Agreement or otherwise as a direct result of the transactions contemplated by this Agreement.
     6.16 Employee Retention Bonus Plan. Effective and contingent upon the occurrence of the Closing, Buyer shall adopt the Employee Retention Bonus Plan (the “Bonus Plan”) in the form attached hereto as Exhibit B, which Bonus Plan specifies the amounts of retention bonuses payable to Transferred Employees who remain in the employment of the Buyer Party as of the first and second anniversaries of January 1, 2007 (the “Employment Date”). The indicated amount of the retention bonus designated for each Transferred Employee shall be payable to that Transferred Employee on the first anniversary of the Employment Date, provided such Transferred Employee is still employed by the Buyer Party as of such date; and the indicated balance of the retention bonus designated for each Transferred Employee shall be payable to that Transferred Employee on the second anniversary of the Employment Date, provided such Transferred Employee is still employed by the Buyer Party as of such date. Retention bonuses allocated for payment under the Bonus Plan to Transferred Employees who are no longer employed by the Buyer Party on either the first or second anniversary of the Employment Date shall be forfeited by each such Transferred Employee and handled in accordance with Section 2.8 (b) herein above. Buyer shall be responsible for deducting and withholding any amounts that are required to be deducted and withheld with respect to payments made to the Transferred Employees after the Closing Date, including any income, employment and other payroll taxes or charges with respect to amounts paid to the Transferred Employees pursuant to the Bonus Plan, and for paying such deducted and withheld amounts to the applicable Governmental Entities and filing necessary Tax and other returns as required by law.

     6.17 Confidential Information. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party hereby acknowledges as to the other’s Confidential Information that such Confidential Information is commercially and competitively valuable, that, by this Agreement, each party is taking reasonable steps to protect its legitimate interest in its Confidential Information and that the restrictions contained in this Agreement are reasonably necessary in order to protect each party’s legitimate interest in its Confidential Information. For the avoidance of doubt, the parties hereby acknowledge and agree that the Assets being transferred hereunder to Buyer by Seller shall hereafter be considered Confidential Information of Buyer to the maximum extent they have not been previously disclosed by Seller to third parties who are not bound by an obligation of confidentiality with respect thereto. The parties further agree that the exceptions to Confidential Information set forth in subparts (ii), (iii) and (iv) of the last sentence of Section 1.1(j) shall not be applicable to Seller’s confidentiality obligations with respect to the Assets being acquired by Buyer hereunder.
     6.18 Buyer’s Non-Solicit and No Hire. For a period of thirty (30) months following the Closing, Buyer shall not, without Seller’s prior written consent, solicit, canvass, induce or encourage directly or indirectly any employee of Seller to leave the employment of Seller, nor shall it hire any employee who left the employment of Seller during such thirty (30) month period without Seller’s prior written consent, not to be unreasonably withheld in the case of an employee for whom Seller no longer can provide a viable position.
     6.19 Covenant Not to Sue. Seller hereby covenants and agrees, on behalf of itself, its Affiliates and any successors in interest, that it and they shall not commence, or otherwise assist in the prosecution of (except as compelled by action of a Governmental Entity), any action against Buyer or its Affiliates (or their respective successors and assigns) claiming that any Technology transferred or licensed to Buyer under this Agreement in any respect infringes, misappropriates or otherwise violates any Intellectual Property Right of Seller, its Affiliates, anyone claiming by or through Seller or its Affiliates, or any Third Party.
7. License-Back To Seller
     7.1 License-Back of Assigned Technology. Effective as of the Closing Date, subject to Section 6.13 herein above, Buyer hereby grants Seller a worldwide, non-transferable (except for transfers to Seller’s Affiliates or successors in interest), non-sublicensable (except for the right to sublicense to Seller’s Affiliates and to its and their respective OEMs, distributors and customers), perpetual, irrevocable, royalty-free, paid-up license (the “License-Back”) :
          (a) to copy, compile, modify, use and create derivative works from the Assigned Technology set forth on Schedule 7.1(a) in source code and object code form solely to the extent contractually required to perform the Remaining License Obligations, developing, correcting, maintaining, enhancing and supporting the Assigned Technology as licensed by Seller to Third Parties prior to the Closing Date and otherwise fulfilling the Remaining License Obligations; and
          (b) to use Assigned Technology to design, develop, modify and enhance, manufacture, have manufactured, market and distribute (itself and through one or more distribution tiers) the Assigned Technology solely as integrated into Seller Products on the Closing Date.
The foregoing license shall be exclusive as to Seller and its Affiliates, except for Buyer and its Affiliates and Buyer’s and its Affiliates’ respective OEMs, distributors and customers and any successors in interest to the Business or any Buyer Product. All rights not expressly granted herein are reserved by Buyer.
     7.2 No Warranty from Buyer. Seller acknowledges and agrees that the License-Back granted by Buyer to Seller hereunder is on an “AS IS” basis without any warranty whatsoever and may only be exercised by Seller at its sole risk and expense.
8. Conditions to Buyer’s Obligations
     The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:
     8.1 Representations and Warranties True; Performance; Certificate.
          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;
          (b) Seller shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;
          (c) The conditions set forth in this Section 8 have been fulfilled or satisfied, unless otherwise waived in writing by Buyer; and
          (d) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in Sections 8.1(a) and 8.1(b) above.
     8.2 Consents. All Governmental Authorizations and Required Consents shall have been obtained.
     8.3 No Proceedings or Litigation.

          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.
          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, (i) seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or the license of the Licensed Assets; (ii) asserting that the sale of the Purchased Assets or the license of the Licensed Assets would be illegal or create liability for damages; or (iii) which may have a Material Adverse Effect on the Business or the Assets.
     8.4 Documents and Actions. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller at the Closing, except for the Indemnity Escrow Agreement and the Bonus Escrow Agreement, and all actions of Seller required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, except for actions required pursuant to the Indemnity Escrow Agreement and the Bonus Escrow Agreement, shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel and shall be in full force and effect.
     8.5 Governmental Filings. The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer’s legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.
     8.6 No Material Adverse Change. There shall have occurred no change that could have a Material Adverse Effect on in the Assets or the Business as of the Closing Date as compared with the date of this Agreement.
     8.7 Execution and Delivery of Asset Purchase Agreement between Seller and Silicon Integrated Systems Corporation. Concurrently with the execution and delivery of this Agreement, Seller and SiS-US shall execute and deliver the SiS-US Agreement, pursuant to which SiS-US is purchasing certain tangible assets from Seller in connection with the Business and SiS-US shall have received acceptances of offers of employment from at least [*****] of the [*****] (as defined in the SiS-US Agreement) and at least [*****] of the [*****] (as defined in the SiS-US Agreement) prior to December 22, 2006.
     8.8 Execution and Delivery of Transition Services Agreement. Seller and Buyer (and/or an Affiliate of Buyer) shall have entered into the Transition Services Agreement in the form attached hereto as Exhibit F.

     Confidential Treatment Requested

     8.9 Legal Opinion. Buyer shall have received a legal opinion from Orrick, Herrington & Sutcliffe, LLP, legal counsel to Seller, dated the Closing Date, in a form satisfactory to Buyer.
     8.10 Intentionally Omitted.
     8.11 Approval and Verification of Assets. Seller shall have delivered the Assets to Buyer and Buyer shall have identified, reviewed, verified and approved those Assets considered to be of first priority that are being transferred pursuant to the terms hereof.
     8.12 Wire Transfer Instructions. Seller shall have delivered to Buyer wire transfer instructions sufficient to enable Buyer to provide to its bank the Bank Instruction contemplated in Section 2.7(a)(i) above.
     8.13 Invoice. Seller shall have delivered to Buyer an invoice in the amount of the total Purchase Price, also setting forth the amounts payable with respect to the Initial Installment, Escrow Consideration, Employee Bonus Funds and Hold-Back Amount.
9. Conditions to Seller’s Obligations.
     The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:
     9.1 Representations and Warranties True; Performance.
          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;
          (b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;
          (c) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 9.1(a) and 9.1(b) above.
     9.2 No Proceeding or Litigation.
          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Purchased Assets or asserting that the sale of the Assets would be illegal or create liability for damages.
     9.3 Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing, except for the Indemnity Escrow Agreement and the Bonus Escrow Agreement, and all actions of Buyer required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, except for actions required pursuant to the Indemnity Escrow Agreement and the Bonus Escrow Agreement, shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.
     9.4 Governmental Filings. The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller’s legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.
10. Escrow and Indemnification.
     10.1 Survival of Representations and Warranties. All covenants to be performed by Seller prior to the Closing Date, and all representations and warranties of Seller in this Agreement, in the SiS-US Agreement or in any instrument delivered pursuant hereto or thereto shall survive the consummation of the transactions contemplated hereby and continue until the same day of the month as the Closing Date in the 18th month following the Closing Date (the “Escrow Termination Date”); provided that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Escrow Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims, provided, further, that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes, and provided, further, that the representations and warranties of Seller contained in Sections 4.2, 4.9(b), and 4.21, shall survive indefinitely. All covenants to be performed after the Closing Date shall continue indefinitely.
     10.2 Indemnification. Subject to the limitations set forth in this Section 10, from and after the Effective Time, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer’s Affiliates, and their respective officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or in the SiS-US Agreement, including any exhibits or schedules attached hereto or thereto, known to Buyer prior to the Escrow Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer. The Buyer and Seller agree to treat any indemnification payment made pursuant to this Agreement or the SiS-US Agreement as an adjustment to the Purchase Price for federal, state and local income tax purposes.
     10.3 Damages Threshold. Notwithstanding the foregoing, Buyer may not receive any amount of the Escrow Consideration from the Escrow Fund unless and until a certificate or certificates signed by an officer of Buyer (each, an “Officer’s Certificate”) identifying Damages in the aggregate amount in excess of $[*****] (the “Escrow Threshold”) for claims under this Agreement together with claims submitted by an officer of SiS-US under the SiS-US Agreement have been delivered to the Escrow Agent and such amount is determined pursuant to this Section 10 to be payable, in which case upon the Escrow Termination Date Buyer shall be entitled to receive Escrow Consideration equal in value to the full amount of such Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Buyer shall be disregarded.
     10.4 Escrow Period. The Escrow Consideration shall be retained by the Escrow Agent until the Escrow Termination Date. Subject to the last sentence of this Section 10.4, upon the Escrow Termination Date, the Escrow Agent shall deliver to Buyer such amount of the Escrow Consideration as shall have been determined by the parties to be payable to Buyer pursuant to Officer’s Certificates delivered to Seller and Escrow Agent during the Escrow period in accordance with Section 10.3 herein above, and the Escrow Agent shall deliver to Seller the remaining Escrow Consideration; provided, however, that the amount of Escrow Consideration, which in the reasonable judgment of Buyer, subject to the objection of the Seller and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date, shall remain in the possession of the Escrow Agent until such claims have been resolved. As soon as all such claims have been resolved, any remaining Escrow Consideration not required to satisfy such claims shall be distributed to Seller. Notwithstanding the foregoing, any fees owed to the Escrow Agent and any taxes that may be payable (including taxes of the owner of the Escrow Consideration) due to accrued interest on funds held by the Escrow Agent shall be paid from the Escrow Fund prior to the final distribution of remaining Escrow Consideration.
     10.5 Method of Asserting Claims. All claims for indemnification by the Buyer or any other Indemnified Person pursuant to this Section 10 shall be made in accordance with the provisions of the Escrow Agreement.
     10.6 Damages Limitation. Subject to Section 11.3 below and the following sentence, the maximum liability of Seller to the Indemnified Persons taken together for all Damages

**** Confidential Treatment Requested.

arising with respect to this Agreement and/or the SiS-US Agreement shall be limited to $[*****].
Notwithstanding the foregoing the limitations of this Section 10.6 shall not apply to indemnification for breaches of the representations and warranties contained in Sections 4.2, 4.9(b), and 4.21, any breach of any covenant made by Seller hereunder or any Excluded Liability.
11. Termination.
     11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
          (a) By mutual written consent of Buyer and Seller;
          (b) By either party, if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets; or
          (c) By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (d) By Buyer or Seller if the Closing does not occur by February 28, 2007 (the “Termination Date”).
     11.2 Procedure and Effect of Termination. In the event of termination of this Agreement by any or all of the parties pursuant to Section 11.1, written notice shall be given to each other party specifying the provision of Section 11.1, pursuant to which such termination is made and shall become void and there shall be no liability on the part of Buyer or Seller (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party or to the extent such a party is entitled to indemnification under Section 10 of this Agreement.
     11.3 Break-Up Provision. In the event Seller or any Affiliate of Seller breaches Section 6.6 hereof and such breach prevents the parties from consummating the transactions contemplated hereunder, then Seller shall return the Deposit to Buyer within five (5) Working Days of the earlier of the Termination Date or the date on which Seller notifies Buyer that it does not intend to consummate the Closing. If Seller fails to effect the Closing hereunder and has also received an Acquisition Proposal, then Seller shall pay Buyer an additional amount equal to $1,500,000.00 within five (5) Working Days of the earlier of the closing of the transaction contemplated by such Acquisition Proposal, or the date on which Seller notifies Buyer that it does not intend to consummate the Closing.

**** Confidential Treatment Requested.

     11.4 Buyer Liability. All covenants to be performed by Buyer prior to the Closing Date, and all representations and warranties of Buyer in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as of the Closing Date and shall not survive thereafter, provided however that the representation and warranty of Buyer contained in Section 5.2 shall survive indefinitely. After the parties have executed this Agreement but prior to the Closing, if Buyer breaches any Buyer representation or warranty or covenant, or if Buyer terminates the Agreement for any reason and fails to effect the Closing, Buyer’s maximum liability to Seller and Seller’s Affiliates, and their respective officers, directors, employees, representatives, agents and shareholders, shall not exceed the amount of the Deposit. Notwithstanding the foregoing the limitations of this Section 11.4 shall not apply to Buyer’s liability for breach of the representation and warranty contained in Section 5.2, any breach of any covenant made by Buyer which is to be performed after the Closing hereunder or any Assumed Liability.
12. Dispute Resolution.
     12.1 Required Negotiation. Subject to the rights of the parties set forth in Section 12(c) below, in case of any dispute between the parties relating to this Agreement, transfer of the Assets, payment therefor, or other matters governed by the terms of this Agreement, Seller and Buyer shall attempt in good faith to resolve such dispute for a period of 15 days after notice thereof has been delivered by the party seeking relief to the other party or parties involved (the “Negotiation Period”). Each party shall designate an executive who is knowledgeable about the facts giving rise to the dispute, and the executives shall confer and seek to resolve the dispute in a manner that is acceptable to both parties. If the executives should so agree during the Negotiation Period, a memorandum setting forth such agreement shall be prepared and signed by the parties and the matter shall be handled accordingly.
     12.2 Arbitration. If no such agreement has been reached by the end of the Negotiation Period, any party may demand arbitration of the matter unless the amount of any claimed damages from the dispute is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained by settlement or a non-appealable decision of a court of competent jurisdiction or all the parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by a single arbitrator, selected by mutual agreement of the parties or otherwise in accordance with the then prevailing rules of the American Arbitration Association as adopted by the State of California. The arbitration shall be conducted in Santa Clara County, California. The written decision of the arbitrator shall be binding and conclusive upon the parties, and the parties shall be entitled to act in accordance with such decision. The arbitrator shall award reimbursement to the prevailing party in the arbitration of its reasonable expenses of the arbitration (including costs and reasonable attorneys’ fees). The award of the arbitrator shall be the sole and exclusive monetary remedy of the parties and shall be enforceable in any court of competent jurisdiction.
     12.3 Enforcement of Equitable Rights. Notwithstanding the foregoing, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof.
13. Miscellaneous.
     13.1 Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 13.1 shall be binding upon the parties and their respective successors and assigns.
     13.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     13.3 Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of Santa Clara County, California.
     13.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
     13.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     13.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
     13.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     13.8 Entire Agreement. This Agreement and the documents referred to herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.
     13.9 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.
     13.10 No Assignment. This Agreement may not be assigned by Seller without the express written consent of Buyer.
     13.11 Fees and Expenses. Each party shall bear its own fees and expenses (including the fees and expenses of its financial, legal, accounting and other advisors) incurred in the negotiation, documentation and delivery of the Agreement and the transactions contemplated hereby, whether or not the Closing occurs.
[Signature pages follow]

     This Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

SIS HOLDING LIMITED

By:

Name:

Title:

Address:

Facsimile:

ESS TECHNOLOGY, INC.

By:

Name:

Title:

Address:

Facsimile:

ESS TECHNOLOGY INTERNATIONAL, INC.

By:

Name:

Title:

Address:

Facsimile:

List of Exhibits and Schedules

Exhibit A	Escrow Agreement (for indemnification of representations and warranties of Seller)

Exhibit B	Employee Retention Bonus Plan

Exhibit C	Bonus Pool Escrow Agreement (for payment of Employee Retention Bonuses)

Exhibit D	Bill of Sale

Exhibit E	Assignment and Assumption Agreement for transfer of Intellectual Property (may include separate assignment for registered IP)

Exhibit F	Form of Consulting Agreement

Exhibit G	Form of Transition Services Agreement

Schedule 1.1(c)	Assigned Technology

Schedule 1.1(e)(i)	Sublicensable Base Technology

Schedule 1.1(e)(ii)	Royalty-Bearing Base Technology

Schedule 1.1(e)(iii)	Referenceable Base Technology

Schedule 1.1(m)	Domain Names

Schedule 1.1(p)	Governmental Authorizations

Schedule 1.1(v)	Marks

Schedule 1.1(y)	Patents

Schedule 1.1(ii)	Transferred Third Party Technology

Schedule 2.1(a)(iv)	Other Assets

Schedule 2.1(b)	Licenses Granted by Seller to Third Parties with respect to Assigned Technology

Schedule 2.3	Excluded Assets

Schedule 2.4	Required Consents

Schedule 2.5	Assumed Liabilities

Schedule 4.6	Consents

Schedule 4.9(b)	Restrictions on Assets

Schedule 4.10(b)	Rights in Assigned Technology and Base Technology
(a)	Registered Intellectual Property Rights and Applications for Registration of Intellectual Property Rights

(b)	Licenses to Third Parties of Assigned Technology and Base Technology

(c)	Contracts for Third Party Technology

Schedule 4.10(m)	Third Parties (contractors and consultants) who have contributed to Assigned Technology or Base Technology

Schedule 4.12	Seller Employees

Schedule 7.1(a)	Remaining License Obligations which require License-Back of Assigned Technology
Seller Disclosure Schedule
Seller Counsel Legal Opinion